Exhibit 99.1

550 Meridian Avenue San Jose, CA 95126 Phone: +1-408-938-5200 Fax: +1-408-790-3800 lonworks@echelon.com www.echelon.com

News Information	For Immediate Release
Press Contacts	Investor Contact
Julia O’Shaughnessy Echelon Corporation +1 (408) 938-5357 julia@echelon.com	Annie Leschin StreetSmart Investor Relations +1 (415) 775-1788 annie@streetsmartir.com

Echelon Reports 2009 Fourth Quarter and Full Year Results

(SAN JOSE, CA – February 10, 2009) - Echelon Corporation (NASDAQ: ELON) today announced financial results for the fourth quarter and full year ended December 31, 2009.

Revenues for the quarter were $38.8 million compared to $23.7 million in the third quarter of 2009 and $36.8 million for the fourth quarter of 2008. LonWorks® infrastructure product revenues were $11.4 million this quarter compared to $11.0 million in the third quarter and $11.7 million in the same period last year. Networked Energy Services (NES) product revenues were $21.0 million this quarter compared to $11.5 million in the third quarter and $20.6 million in the same period last year. Revenue from our Enel project was $6.4 million this quarter compared to $1.2 million in the third quarter and $4.5 million in the same period last year.

For the year ended December 31, 2009, revenues were $103.3 million compared to revenues of $134.0 million for the same period one year ago. Revenues consisted of $44.5 million from LonWorks infrastructure products, $48.3 million from NES products and $10.5 million from the Enel project.

Gross margin for the fourth quarter of 2009 was 41.6% compared with 43.5% in the third quarter of 2009 and 35.9% for the fourth quarter of 2008. The sequential decrease in margin was driven by higher NES sales. Gross margin for the full year of 2009 was 42.7% compared to 38.4% for the same period in 2008. Total operating expenses for the quarter were $19.9 million compared to $17.8 million in the third quarter of 2009 and $19.6 million for the fourth quarter of 2008. Total operating expenses for 2009 were $74.7 million compared to $78.5 million for 2008.

The GAAP net loss for the fourth quarter was $3.7 million, or $0.09 per share, compared to a net loss of $8.2 million, or $0.20 per share, in the third quarter of 2009 and a net loss of $6.3 million, or $0.15 per share, for the fourth quarter of 2008. For the fourth quarter, we had a non-GAAP net loss of $74,000, or $0.00 per share compared to a non-GAAP net loss of $4.6 million, or $0.11 per share, in the third quarter of 2009 and a non-GAAP net loss of $2.5 million, or $0.06 per share, for the fourth quarter of 2008.

GAAP net loss for the year was $32.0 million, or $0.79 per share, compared to GAAP net loss of $25.8 million, or $0.64 per share, for the same period in 2008. Non-GAAP net loss for the year was $17.6 million, or $0.43 per share, compared to non-GAAP net loss of $11.4 million, or $0.28 per share, for the same period in 2008.

“We ended an otherwise difficult year with particularly strong fourth quarter results highlighted by higher NES shipments to Duke and projects in Denmark,” said Bob Maxfield, president and CEO of Echelon. “While we are encouraged by the activity in our NES product line, as well as pockets of growth in our LonWorks product line, we remain cautiously optimistic that we will see modest revenue growth in 2010. For the first quarter of 2010, we expect LonWorks product sales to continue at a similar pace, while NES deployments will dip after the strong fourth quarter. Revenue from Enel, which currently has sufficient inventory to meet its short-term needs, should be minimal. Looking ahead, we believe the markets for smart grid infrastructure and energy efficiency will provide a great opportunity, positioning Echelon and its product lines for growth into the future,” concluded Maxfield.

Business Outlook

Echelon offers the following guidance for the first quarter of 2010.

•	Total revenue is expected to be approximately $15.0 million to $17.0 million, with NES revenue accounting for about 31%, LonWorks revenue 67%, and Enel revenue 2%.

•	Non-GAAP gross margin is expected to be in the range of 41.0% to 43.0%.

•	Stock-based compensation expense is expected to be approximately $3.0 million.

•	Non-GAAP loss per share is expected to be $0.25 to $0.27, based on a fully diluted weighted average shares outstanding of 41.1 million.

•	GAAP loss per share is expected be between $0.32 and $0.35 for the quarter.

For those interested in further discussion regarding this release, Echelon’s management will participate in a conference call today at 2:00 p.m. Pacific/5:00 p.m. Eastern Time. To access the call, dial 866-713-8307 and enter passcode: 21569678 (callers outside the US please use 617-597-5307). An archived replay of the webcast will be available approximately two hours following the end of the call.

Use of Non-GAAP Financial Information

Echelon continues to provide all information required in accordance with GAAP, but believes that an investor’s evaluation of our ongoing operating results may not be as useful if an investor is limited to reviewing only GAAP financial measures. Accordingly, we provide non-GAAP net income and non-GAAP net income per share data as additional information relating to Echelon’s operating results. Echelon presents these non-GAAP financial measures to provide investors with an additional tool for evaluating Echelon’s operating results in a manner that focuses on what Echelon believes to be its ongoing business operations. The presentation of this additional information is not meant to be considered in isolation or as a substitute for net income or net income per share prepared in accordance with GAAP.

Echelon’s management uses certain non-GAAP financial information, namely operating results excluding the impact of stock-based compensation charges made in accordance with SFAS 123R, to evaluate its ongoing operations and for internal planning and forecasting purposes. Accordingly, we believe it is useful for Echelon’s investors to review, as applicable, information that both includes and excludes stock-based compensation (and the related tax impact) in order to assess the performance of Echelon’s business and for planning and forecasting in future periods. Whenever Echelon reports such non-GAAP financial measures, a complete reconciliation of the non-GAAP financial measure to the most closely applicable GAAP financial measure is provided. Investors are encouraged to review these reconciliations to ensure they have a thorough understanding of the reported non-GAAP financial measures and their most directly comparable GAAP financial measures.

About Echelon Corporation

Echelon Corporation (NASDAQ: ELON) is leading the worldwide transformation of the electricity grid into a smart, communicating energy network, connecting utilities to their customers, and providing customers with energy aware homes and businesses that react to conditions on the grid.

Echelon’s NES System – the backbone for the smart grid – is used by utilities to replace existing stand-alone electricity meters with a network infrastructure that is open, inexpensive, reliable, and proven. The NES System helps utilities compete more effectively, reduce operating costs, provide expanded services and help energy users manage and reduce overall energy use. Echelon’s LonWorks® Infrastructure products extend the smart grid, powering tens of millions of energy aware, everyday devices made by thousands of companies – connecting them to each other and the grid. LonWorks based products work together to monitor and save energy; lower costs; improve productivity; and enhance service, quality, safety, and convenience in utility, municipal, building, industrial, transportation, and home area networks.

More information about Echelon can be found at http://www.echelon.com.

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Echelon, LonWorks and the Echelon logo are registered trademarks of Echelon Corporation registered in the United States and other countries. Other product or service names mentioned herein are the trademarks of their respective owners.

Risk Factors Regarding Forward-Looking Statements

This press release may contain statements relating to future plans, events or performance, including statements regarding Echelon’s anticipated performance for the first quarter of 2010 and thereafter in particular markets and in general, and potential future growth. Such statements may involve risks and uncertainties, including risks associated with uncertainties pertaining to the continued development and growth of markets for Echelon’s products and services, particularly the risk that the Company may fail to receive expected orders for our NES products; the risk that global economic conditions will affect our customers’ ability to receive approval for or finance NES or LonWorks-based deployments; risks that the pending applications for financing under the American Recovery and Reinvestment Act (i.e., the stimulus bill) continue to delay decisions regarding or deployments of certain projects in the U.S; risks relating to the ability of Echelon’s products and services to perform as designed and meet customer expectations; the risk that a utility that awards a tender to Echelon or one of its resellers does not obtain necessary regulatory approvals, will not proceed with a deployment, will order fewer than the number of meters anticipated by Echelon or will cancel the project, or the risk that the project will not pass certain tests imposed by the utility; the risk that Echelon does not meet expected or required shipment, delivery or acceptance schedules for NES hardware or software products and that Echelon may incur penalties or additional expenses or delay revenue recognition as a result; risks that the application of U.S. generally accepted accounting principles could significantly affect the method of calculating and the timing of NES revenues; and other risks identified in Echelon’s SEC filings. Actual results, events and performance may differ materially. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. Echelon undertakes no obligation to release publicly the result of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

The financial statements that follow should be read in conjunction with the notes set forth in Echelon’s Quarterly Report on

Form 10-K when filed with the Securities and Exchange Commission.

ECHELON CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

(Unaudited)

	December 31, 2009	December 31, 2008
ASSETS
Current Assets:
Cash and cash equivalents	$17,206	$37,669
Short-term investments	62,910	49,647
Accounts receivable, net	21,496	23,480
Inventories	10,949	16,513
Deferred cost of goods sold	3,154	2,482
Other current assets	3,622	4,707

Total current assets	119,337	134,498

Property and equipment, net	35,595	40,574
Other long-term assets	9,505	10,445

	$164,437	$185,517

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$7,255	$10,675
Accrued liabilities	4,850	5,053
Current portion of lease financing obligations	1,588	1,439
Deferred revenues	9,287	8,520

Total current liabilities	22,980	25,687

Long-term liabilities	25,559	27,259

Total stockholders’ equity	115,898	132,571

	$164,437	$185,517

ECHELON CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share amounts)

(Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2009	2008	2009	2008
Revenues:
Product	$37,997	$36,065	$100,187	$131,073
Service	837	730	3,151	2,974

Total revenues	38,834	36,795	103,338	134,047

Cost of revenues:
Cost of product (1)	22,076	22,986	56,813	79,984
Cost of service (1)	622	607	2,418	2,587

Total cost of revenues	22,698	23,593	59,231	82,571

Gross profit	16,136	13,202	44,107	51,476

Operating expenses:
Product development (1)	8,852	9,602	35,435	37,753
Sales and marketing (1)	6,869	5,815	23,525	23,635
General and administrative (1)	4,152	4,146	15,742	17,143

Total operating expenses	19,873	19,563	74,702	78,531

Loss from operations	(3,737)	(6,361)	(30,595)	(27,055)
Interest and other income (expense), net	130	606	(28)	2,925
Interest expense on lease financing obligations	(409)	(430)	(1,668)	(1,404)

Loss before provision for income taxes	(4,016)	(6,185)	(32,291)	(25,534)
Income tax (benefit) expense	(288)	67	(257)	297

Net loss	$(3,728)	$(6,252)	$(32,034)	$(25,831)

Net loss per share:
Basic	$(0.09)	$(0.15)	$(0.79)	$(0.64)
Diluted	$(0.09)	$(0.15)	$(0.79)	$(0.64)

Shares used in computing net loss per share:
Basic	40,967	40,433	40,724	40,636
Diluted	40,967	40,433	40,724	40,636
(1) Amounts include stock-based compensation costs as follows:

Cost of product	$397	$425	$1,534	$1,628
Cost of service	47	59	183	209
Product development	1,374	1,577	5,651	6,032
Sales and marketing	947	793	3,421	2,986
General and administrative	889	868	3,614	3,603

Total stock-based compensation expenses	$3,654	$3,722	$14,403	$14,458

ECHELON CORPORATION

RECONCILIATION OF NON-GAAP TO GAAP RESULTS

Excluding adjustments itemized below

(In thousands, except per share amounts)

(Unaudited)

An itemized reconciliation between net earnings on a GAAP basis and non-GAAP basis is as follows:

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2009	2008	2009	2008
GAAP net loss	$(3,728)	$(6,252)	$(32,034)	$(25,831)
Stock-based compensation	3,654	3,722	14,403	14,458

Total non-GAAP adjustments to earnings from operations	3,654	3,722	14,403	14,458
Income tax effect of reconciling items	—	—	—	—

Non-GAAP net loss	$(74)	$(2,530)	$(17,631)	$(11,373)

Non-GAAP net loss per share:
Diluted	$(0.00)	$(0.06)	$(0.43)	$(0.28)

Shares used in computing net loss per share:
Diluted	40,967	40,433	40,724	40,636

ECHELON CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

(Unaudited)

	Twelve Months Ended December 31,
	2009	2008
Cash flows provided by (used in) operating activities:
Net loss	$(32,034)	$(25,831)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation and amortization	6,468	7,406
Loss on disposal of fixed assets	37	10
Increase in (reduction of) allowance for doubtful accounts	27	(29)
Reduction of accrued investment income	43	721
Stock-based compensation	14,403	14,458
Change in operating assets and liabilities:
Accounts receivable	1,943	10,079
Inventories	5,553	(2,428)
Deferred cost of goods sold	(732)	4,177
Other current assets	1,148	(2,647)
Accounts payable	(3,076)	(2,382)
Accrued liabilities	(492)	654
Deferred revenues	920	(7,669)
Deferred rent	(26)	(26)

Net cash used in operating activities	(5,818)	(3,507)

Cash flows provided by (used in) investing activities:
Purchase of available-for-sale short-term investments	(137,715)	(91,239)
Proceeds from maturities and sales of available-for-sale short-term investments	124,335	72,033
Change in other long-term assets	1,082	(42)
Capital expenditures	(1,824)	(4,570)

Net cash used in investing activities	(14,122)	(23,818)

Cash flows provided by (used in) financing activities:
Proceeds from exercise of stock options.	2,004	2,117
Principal payments of lease financing obligations.	(1,452)	(1,789)
Repurchase of common stock from employees for payment of taxes on vesting of performance shares and upon exercise of stock options.	(1,309)	(1,574)
Repurchase of common stock under stock repurchase program.	—	(8,871)

Net cash used in financing activities	(757)	(10,117)

Effect of exchange rates on cash:	234	(951)

Net decrease in cash and cash equivalents	(20,463)	(38,393)
Cash and cash equivalents:
Beginning of period	37,669	76,062

End of period	$17,206	$37,669